FOR IMMEDIATE RELEASE
Contact:  David C. Busch, 262-953-5816


                 ROUNDY'S, INC. ACQUIRES ULTRA MARTS
       Move Allows Wisconsin's Market Leader Continued Growth

PEWAUKEE, Wis. - The Board of Directors of Roundy's, Inc. has approved the acquisition of the supermarket assets of Ultra Mart, Inc., an independent owner/operator of seven Pick `n Save stores in Wisconsin. Ultra Mart, Inc., principally owned by Robert A. Farrell and Scott Sylla, operates two stores in Milwaukee, one store in Franklin, one store in Pewaukee, one store in Germantown, and two stores in Neenah. Ultra Mart is one of Wisconsin's largest independent supermarkets with 1,200 employees and sales in excess of $150 million.

"This is an exciting acquisition for Roundy's and brings us into the new millenium stronger than ever," said Gerald F. Lestina, President and Chief Executive Officer of Roundy's. "As a market leader in Wisconsin, we have to constantly look for ways to be a stronger organization to serve our customers better.

"The family of Pick `n Save stores has been in existence since 1975 with a combination of independently owned and operated stores as well as company-owned stores. The strength and flexibility of that structure has served us well for 25 years, and this opportunity will allow us to better serve customers with quality products at low prices, and with the utmost of customer service people have come to expect from Pick `n Save. The Ultra Mart organization and its associates are among the finest groups we have been associated with."

Ultra Mart was founded in 1984 when Robert Farrell purchased the supermarket assets of his father, Howard Farrell. Over the next fifteen years, Ultra Mart grew in sales tenfold, culminating with seven state-of-the-art stores with an average size of 60,000 square feet.

Farrell, who started his career in the grocery business at National Supermarkets when he was 16, said his decision to sell was made easier by his long association with Roundy's, Inc.

"It was in the long term best interests of Ultra Mart and the team that operates it to affiliate with a larger entity like Roundy's," Farrell said. "We've always run our stores like a family business. But that's the way Roundy's operates, too. Although their sales of about $2.6 billion in l998 makes them one of the largest privately held companies in Wisconsin, they've never forgotten their roots. The combination of Roundy's and Ultra Marts bodes well for both firms."

If all conditions are met, the transaction is expected to close by the middle of January, 2000.
Lestina said the move was an integral step in the strategic plan of Roundy's to not only be the leading food wholesaler in the Midwest, but also a leading retail supermarket chain in Wisconsin. In addition to the nine distribution centers in five states Roundy's also owns and operates 23 supermarkets in Wisconsin, Ohio, Michigan and Indiana, with 13 of those stores operating as Pick `n Save.